Exhibit 23.4

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent petroleum engineers, we hereby consent to the incorporation by reference of our reports dated March 17, 2014, and April 27, 2015, included as part of the consolidated financial statements of Sundance Energy, Inc., a wholly owned subsidiary of Sundance Energy Australia Limited, as of December 31, 2014, which are incorporated by reference into the Registration Statement on Form S-8 of Sundance Energy Australia Limited.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Danny D. Simmons
Danny D. Simmons, P.E.
President and Chief Operating Officer

Houston, Texas

May 21, 2015

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